Exhibit 4.1

Subscription Agreement

INTERNATIONAL STAR, INC.

1. Investment:

The undersigned (“Buyer”) subscribes for Units (Consisting of one Common Share at $__________ and one 60 Month Warrant at $_______ ) of International Star, Inc. (the “Company”) at $_______ per share.

Number of Units Purchased = ____________

Total subscription price ($0.              x Units purchased): = $___________.

EITHER (i) The Buyer is an accredited investor (as that term is defined in Regulation D under the Securities Act because the undersigned meets the criteria set forth in the following paragraph(s) of Appendix A attached hereto. ☐

OR (ii) The amount set forth in paragraph (b) above (together with any previous investments in the Securities pursuant to this offering) does not exceed 10% of the greater of the undersigned’s net worth or annual income. ☐

2. Investor information:

_________________________________________	_________________________________________
Name of Subscriber	Name of Subscriber (Joint Owner, if applicable)

______________________________________________________

Name of Individual signing on behalf of Subscriber (if the Subscriber is an entity)

______________________________________________________

Official Capacity or Title (if the Subscriber is an entity)

SSN/EIN/Taxpayer I.D.: _______________________	SSN __________________________________

E-Mail address _____________________________	E-Mail address __________________________

Phone ___________________________________	Phone _________________________________

Mailing Address ___________________________	Mailing Address _________________________

___________________________	_________________________

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3. Type of ownership: (You must check one box)

[ ]	Individual	[ ]	Custodian for ___________________

[ ]	Tenants in Common	[ ]	Uniform Gifts to Minors Act of the State of: ______

[ ]	Joint Tenants with rights of Survivorship	[ ]	Corporation

[ ]	Partnership	[ ]	Limited Partnership

[ ]	Trust	[ ]	Limited Liability Company

[ ]	Community Property	[ ]	Other (please explain)

4. Further Representations, Warrants and Covenants.

Buyer hereby represents warrants, covenants and agrees as follows:

(a)	Buyer is at least eighteen (18) years of age with an address as set forth in this Subscription Agreement.

(b)	Except as set forth in the Offering circular and the exhibits thereto, no representations or warranties, oral or otherwise, have been made to Buyer by the Company or any other person, whether or not associated with the Company or this offering. In entering into this transaction, Buyer is not relying upon any information, other than that contained in the Offering circular and the exhibits thereto and the results of any independent investigation conducted by Buyer at Buyer’s sole discretion and judgment.

(c)	Buyer understands that his or her investment in the Units is speculative and involves a high degree of risk, and is not recommended for any person who cannot afford a total loss of the investment. Buyer is able to bear the economic risks of an investment in the offering and at the present time can afford a complete loss of such investment.

(d)	Buyer is under no legal disability nor is Buyer subject to any order which would prevent or interfere with Buyer’s execution, delivery and performance of this Subscription Agreement or his or her purchase of the Units. The Units are being purchased solely for Buyer’s own account and not for the account of others and for investment purposes only, and are not being purchased with a view to or for the transfer, assignment, resale or distribution thereof, in whole or part. Buyer has no present plans to enter into any contract, undertaking, agreement or arrangement with respect to the transfer, assignment, resale or distribution of any of the Units.

(e)	Buyer has (i) adequate means of providing for his or her current financial needs and possible personal contingencies, and no present need for liquidity of the investment in the Units, and (ii) a liquid net worth (that is, net worth exclusive of a primary residence, the furniture and furnishings thereof, and automobiles) which is sufficient to enable Buyer to hold the Units indefinitely.

(f)	If the Buyer is acting without a Purchaser Representative, Buyer has such knowledge and experience in financial and business matters that Buyer is fully capable of evaluating the risks and merits of an investment in the offering.

(g)	Buyer has been furnished with the Offering circular.

(h)	Buyer understands that Buyer shall be required to bear all personal expenses incurred in connection with his or her purchase of the Units, including without limitation, any fees which may be payable to any accountants, attorneys or any other persons consulted by Buyer in connection with his or her investment in the offering.

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5. Indemnification

Buyer acknowledges an understanding of the meaning of the legal consequences of Buyer’s representations and warranties contained in this Subscription Agreement and the effect of his or her signature and execution of this Agreement, and Buyer hereby agrees to indemnify and hold the Company and each of its officers and/or directors, representatives, agents or employees, harmless from and against any and all losses, damages, expenses or liabilities due to, or arising out of, a breach of any representation, warranty or agreement of or by Buyer contained in this Subscription Agreement.

6. Acceptance of Subscription.

It is understood that this subscription is not binding upon the Company until accepted by the Company, and that the Company has the right to accept or reject this subscription, in whole or in part, in its sole and complete discretion. If this subscription is rejected in whole, the Company shall return to Buyer, without interest, the Payment tendered by Buyer, in which case the Company and Buyer shall have no further obligation to each other hereunder. In the event of a partial rejection of this subscription, Buyer’s Payment will be returned to Buyer, without interest, whereupon Buyer agrees to deliver a new payment in the amount of the purchase price for the number of Units to be purchased hereunder following a partial rejection of this subscription.

7. Governing Law.

This Subscription Agreement shall be governed and construed in all respects in accordance with the laws of the State of Delaware without giving effect to any conflict of laws or choice of law rules.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Subscription Agreement has been executed and delivered by the Buyer and by the Company on the respective dates set forth below.

INVESTOR

If the Securities are to be purchased in joint names, both Subscribers must sign:

By: _____________________________	By: _____________________________
(Signature)	(Signature)

Name: ___________________________	Name: ___________________________

Date: ___________________________	Date: ___________________________

Entity Name: _____________________
(If Subscriber is an entity)

Signatory Title: ___________________
(If Subscriber is an entity)

Deliver completed subscription agreements via email to info@ilstinc.com and deliver funds directly by wire or electronic funds transfer via ACH to the specified account that will be provided by us.

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To be filled out by the Company

Investor Subscription accepted as of _____________, 20___.

INTERNATIONAL STAR, INC.

By: ___________________________

Name: Todd Masse

Title: Chief Executive Officer

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